Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-216922) of our report dated March 15, 2017 related to the consolidated financial statements of Central Federal Corporation as of December 31, 2016 and 2015, and for each of the two years in the period ended December 31, 2016, which report is included in the Annual Report on Form 10-K of Central Federal Corporation for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

BKD, LLP

Indianapolis, Indiana

April 20, 2017